Exhibit 2.1

July 29, 2005

U.S. Gold Corporation 2201 Kipling Street, Suite 100 Lakewood, Colorado 80215-1545 Attention: Richard F. Mauro,
Chairman of Independent Committee of Board of Directors

     Re: Private Placement into U. S. Gold

Dear Mr. Mauro:


Subject to the terms and conditions hereof and of the Stock Subscription Agreement referenced below, Robert R. McEwen, or an affiliate ("McEwen") hereby agrees to acquire 11,100,000 shares of Common Stock (representing at least 33.3% of the total outstanding Common Stock, on a fully diluted basis, after the transaction) of U.S. Gold Corporation, a Colorado corporation ("U.S. Gold") for a price of US$0.36036 per share for an aggregate purchase price of US$4,000,000.00, as provided in the attached Stock Subscription Agreement (the "Stock Acquisition ").


This letter agreement ("Agreement"), together with the Stock Subscription Agreement, supersedes all prior agreements and understandings regarding the subject matter hereof and forms a binding agreement between McEwen and U.S. Gold regarding the terms and conditions of the proposed Stock Acquisition. Upon signing this Agreement, the parties will also execute the Stock Subscription Agreement and close the transaction (the "Closing").


U.S. Gold represents, warrants and agrees that (i) the Shares (as defined below), when issued hereunder and under the Stock Subscription Agreement, will be fully paid and non-assessable, (ii) subject to the Required Board Approval described below, it is authorized to sell the Shares to McEwen hereunder and under the Stock Subscription Agreement, and (iii) the Shares represent at least 33.3% of the total outstanding Common Stock, on a fully diluted basis, after the transaction.


The following sets forth the Parties' understandings and agreements concerning the terms and conditions of the Stock Acquisition:

Offering Terms
--------------

Issuance of Stock:  Subject to the terms hereof and the Stock Subscription
                    Agreement, U.S. Gold agrees to issue and sell 11,100,000 shares of its Common Stock (the "Shares") to McEwen, and McEwen agrees to purchase the Shares from U.S. Gold. The Shares shall constitute at least 33.3% of the total Common Stock outstanding, on a fully diluted basis, immediately


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                    following the consummation of the issuance of the Shares to
                    McEwen (the "Closing") and the other transactions contemplated hereby.

Consideration:      As consideration for the Stock Acquisition , McEwen shall
                    pay the amount of US$4,000,000.00 in immediately available funds to U.S. Gold at the Closing.

Board Vote          The Board of U.S. Gold shall vote to approve or reject this
                    Agreement on or before August 1, 2005.


Covenants and Conditions to Closing
-----------------------------------

McEwen's obligation to close the Stock Acquisition will be conditioned upon satisfaction of the following conditions:

Required Approvals
and Consents:       The Board of Directors of U.S. Gold will have approved the
                    Stock Acquisition (the "Required Board Approval").

Stock Subscription
Agreement           U. S. Gold shall have executed and delivered to McEwen the
                    Stock Subscription Agreement. All of U.S. Gold's representations and warranties hereunder and thereunder shall be true and correct, and U.S. Gold shall have performed and complied with all of its agreements and obligations hereunder and thereunder (to the extent required to be performed or complied with at or prior to Closing).

Settlement With
Management:         The employment contracts of the current management team of
                    U.S. Gold and its subsidiaries, consisting of William W.
                    Reid, David C. Reid, and William F. Pass (collectively,
                    "Management"), shall have been terminated (and Management shall have resigned all Board positions at U. S. Gold and its subsidiaries) effective at the Closing (provided, that Management shall continue to serve (as at-will employees or consultants) as officers of U. S. Gold and its subsidiaries for as long as necessary to allow the current CEO and CFO of
                    U. S. Gold to sign and file the second quarter Report on Form 10-Q for U. S. Gold and to make the Sarbanes-Oxley certifications required in connection therewith and, if mutually agreed, such later time as determined by the new
                    Board of Directors) and shall have released U.S. Gold from all liabilities to them except those set forth under "Management Payments" below and except pursuant to the indemnification provisions of the Articles of Incorporation,


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                    as amended, and indemnification agreements between U.S. Gold and members of Management (copies of which have been provided to McEwen). No payments or obligations of U.S. Gold to Management shall exceed those set forth under "Management Payments" below.

Board
Representation:     Effective at Closing, William W. Reid and David C. Reid
                    shall have resigned as members of the Board of Directors of U.S. Gold, as shall two (2) of the remaining four (4) independent directors. All directors (including those resigning and those remaining on the board) shall have agreed to cancel their respective stock option agreements;
                    and the four (4) independent directors shall be entitled to receive an aggregate of 450,000 shares of U.S. Gold Common
                    Stock issued as stock grants under U.S. Gold's Non-Qualified
                    Stock Option and Stock Grant Plan and those directors shall have cancelled for no other consideration all stock option agreements with U.S. Gold. The Board of Directors of U. S.
                    Gold shall have (i) irrevocably appointed four new members to the Board of Directors, as nominated by McEwen (or more, to the extent an increase in the size of the Board is required (which shall also be effected by resolution of the Board) because any or all of the four incumbent directors referenced above do not choose to resign; provided, that, in any case, McEwen's nominees shall comprise two-thirds of the Board), effective at Closing or as soon as allowed under requirements of Rule 14f-1 of the Securities Exchange Act of 1934, as amended.

U.S. Gold's obligation to Close the Stock Acquisition will be conditioned upon:

Required Approvals
and Consents:       The Required Board Approval will have been obtained.

Stock Subscription
Agreement           McEwen shall have executed and delivered to McEwen the Stock
                    Subscription Agreement. All of McEwen's representations and warranties hereunder and thereunder shall be true and correct, and McEwen shall have performed and complied with all of his or its agreements and obligations hereunder and thereunder (to the extent required to be performed or complied with at or prior to Closing).

Management
Payments Management shall have received (or have the right to receive) no more than the following in full satisfaction of all existing employment, severance and other agreements with



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                    U.S. Gold (including without limitation cancellation of all existing options and other rights of Management to shares of U.S. Gold):

                    (1) U.S. Gold shall have transferred (or be obligated to transfer) to Management all shares of Gold Resource Corporation owned by U.S. Gold, at a valuation determined to be fair to U.S. Gold by Behre Dohlbear, an independent valuation expert.

                    (2) U.S. Gold shall pay (or be obligated to pay) to Management in cash at the Closing $1,000,000.

                    (3) U.S. Gold shall have transferred (or be obligated to transfer) to Management the following automobile by individual, and those persons will assume the remaining installment purchase obligations with respect to such vehicle and shall obtain the release of U.S. Gold's guaranty of such installment purchase obligations.

                         William W. Reid: 2005 Ford Explorer (purchased 12/04), Vin # 1FMDU75W65UA31678;

                         David C. Reid: 2005 Ford Explorer (purchased 12/04), Vin # 1FMDU75W05ZA37625, and

                         William F. Pass: 2005 Volkswagon Passat (purchased 12/04), VIN # WVWWU63B75E048152

                    (4) Management will have received (or have the right to receive), in aggregate, 1,025,000 shares of Common Stock of U.S. Gold under the existing U.S. Gold Non-Qualified Stock Option and Stock Grant Plan and Management shall have terminated for no other consideration all stock option agreements with U.S. Gold.

                         In aggregate, the payments and obligations of Management and U.S. Gold referenced in this Management Payments section shall be termed the "Management Transaction".


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Other Terms
-----------

     U.S. Gold and McEwen further agree as follows:

Indemnification:    U.S. Gold will indemnify, defend and hold harmless McEwen
                    and his respective representatives and agents, from and against any liabilities, losses, or claims resulting from the breach of any representation, warranty, covenant, or agreement of U.S. Gold contained in this Agreement or in the Stock Subscription Agreement, and advance to such persons, as incurred, all expenses and costs relating thereto and to the defense therefrom. At his or its option, McEwen shall have the option of being indemnified in cash or in shares of Common Stock, or any combination thereof (in each case, adjusted to take into account McEwen's stock ownership percentage). These indemnities will survive for 18 months after the Closing. McEwen will indemnify U.S. Gold against a breach of any representation or warranty of McEwen contained in this Agreement or the Stock Subscription Agreement, and advance to U.S. Gold, as incurred, all expenses and costs relating thereto and to the defense therefrom, in this Agreement. These indemnities will survive for 18 months after the Closing.

Expenses:           Each party will pay its own legal, accounting, and other
                    expenses, and all other costs incurred by such party or its advisors or consultants in connection with the negotiation, preparation, execution and delivery of this Agreement and the Stock Subscription Agreement, whether or not the Stock
                    Acquisition is consummated.

Registration
Rights: Demand Right: U.S. Gold will use its commercially reasonable efforts to cause the Shares to be registered for resale by McEwen as promptly as practicable after Closing.

                    Company Registration. McEwen shall be entitled to "piggy-back" registration rights on all registrations of U.S. Gold (other than an initial public offering or any S-4 and S-8 registrations) or on any demand registrations of any other investor subject to the right, however, of U.S. Gold and its underwriters to reduce the number of shares proposed to be registered by McEwen (proportionately to other investors) in view of market conditions.



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                    Expenses. U.S. Gold shall bear registration expenses
                    (exclusive of underwriting discounts and commissions) of any such demand and piggy-back registrations (including the expense of one special counsel to McEwen not to exceed $50,000).

                    Transfer of Rights: The registration rights may be transferred to (i) any family member or trust for the benefit of any individual initial holder, or (ii) any transferee who acquires at least 200,000 of the Shares from McEwen.

Non-Competition
Agreements:         U.S. Gold will cause each of the departing Management
                    employees of U.S. Gold to sign agreements with U.S. Gold which will provide, among other things that, for a period of one (1) year from the Closing Date, he or she will not directly or indirectly (i) engage or have ownership in or otherwise participate in the financing, operation, management or control of any entity engaged in, or contemplated to be engaged in, any business owning or seeking properties in Eureka County, Nevada, or (ii) solicit any of the employees of U.S. Gold for the purpose of obtaining their employment services.

Other Agreements of the Parties
-------------------------------

Conduct of
Business:           From and after the date hereof, U.S. Gold will (i) preserve and protect its assets, including without limitation the Tonkin Springs property, to the extent of its available working capital, (ii) preserve its existing relations with employees, suppliers and others with whom it has a business relationship, (iii) not sell, abandon, release or otherwise dispose of or encumber any of its assets, including without limitation any mining claim or lease of property and (iv) conduct its business in compliance with all applicable laws and regulations and orders or requirements of governmental agencies.

Securities
Filings U.S. Gold shall make in a timely manner all filings required by applicable securities laws and rules, and such filings shall be accurate in all material respects.

Confidentiality:    This Agreement and any related correspondence is to be held in strict confidence and not disclosed to any party other than the legal counsel and financial advisors of parties hereto without prior approval of the non-disclosing party or unless required by applicable law.



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                    All information furnished by any party or its
                    representatives will be held in strict confidence by the party receiving such information and will not be disclosed to any third party except representatives who need access to the information in order to work on the Stock Acquisition. All information furnished by either party to the other will be deemed to be proprietary in nature and shall be kept confidential unless (i) the party providing the information consents to disclosure to third persons, (ii) the information is already in the public domain, (iii) disclosure of the information is compelled by process of law, or (iv) the party receiving the information already had such information in its possession prior to disclosure to such party as evidenced by its files. If the Stock Acquisition is not consummated each party and its representatives will not use to its commercial advantage any information (whether or not contained in hard copy, database or other physical form) concerning products, customers, proprietary technology or otherwise provided by the other party. Without consent of McEwen, U.S. Gold agrees not to issue a press release or otherwise publicize the Stock Acquisition or the existence of this Agreement or the Stock Subscription Agreement, except as required by law.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado without giving effect to the conflict of laws provisions thereof. This Agreement may be executed by facsimile signature and in one or more counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same instrument.

/s/ Robert R. McEwen

Robert R. McEwen



ACCEPTED


U.S. GOLD CORPORATION                      ROBERT R. MCEWEN


By:    /s/ John W. Goth                    /s/ Robert R. McEwen
Name:  John W. Goth

Title: Director



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